Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 03/31/2007	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
AT&T Texas	100%	55%	10/10/96	$4,474,700	N/A	N/A		N/A
BellSouth	SOLD	32%	4/25/95	$9,000,000	5/15/06	$13,377,600		$4,156,572
CH2M HILL	SOLD	63%	1/1/96	$5,114,233	12/7/05	$8,200,000		$5,028,105
305 Interlocken Parkway	100%	55%	2/20/97	$7,087,770	N/A	N/A		$438,374
Hannover Center	SOLD	63%	4/1/96	$1,602,312	4/29/04	$1,725,427		$1,079,364
15253 Bake Parkway	SOLD	46%	1/10/97	$8,459,425	12/2/04	$12,400,000		$5,487,477
Tanglewood Commons	SOLD	32%	5/31/95	$8,700,001	Various	$12,860,620	**	$4,059,480	**
U.S. Cellular	74%	55%	6/17/96	$10,485,786	N/A	N/A		N/A
WEIGHTED AVERAGE	86%

*	The Acquisition Price does not include the upfront sales charge.
**	This asset was sold in three transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the three sales.

FUND FEATURES

OFFERING DATES	January 1995 – January 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	82% to 18%

AMOUNT RAISED	$32,042,689

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended March 31, 2007. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VIII is in the disposition-and-liquidation phase of its life cycle, with five assets having now been sold. On December 8, 2006, we requested the approval of the limited partners via a consent solicitation to amend the partnership agreement and allow an affiliate of the General Partners to purchase the remaining vacant land outparcels at the Tanglewood shopping center for a gross sale price of $750,000. We are very pleased to report that on January 25, 2007, the consent solicitation was approved by each of the three partnerships in the joint venture that owned the outparcels, and the transaction closed on January 31, 2007. Our focus on the remaining assets involves concentrating on re-leasing and marketing efforts that we believe will ultimately result in better sale prices for our investors.

The first quarter 2007 operating distributions were 4.00% (see “Estimated Annualized Yield” table), consistent with the prior quarter. We anticipate that operating distributions may remain low in the near-term, given the anticipated leasing capital for U.S. Cellular.

We would like to highlight the Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The AT&T Texas building is 100% leased through July 2011.

•

The BellSouth building in Jacksonville, Florida, was sold on May 15, 2006, and net sale proceeds of $4,156,572 were allocated to the Fund. The November 2006 distribution included $3,669,599 of these proceeds. The remaining proceeds are being reserved to fund anticipated capital at the remaining assets in the Fund.

•

The CH2M Hill property was sold in December 2005, and net sale proceeds of $5,028,105 were allocated to the Fund. Of these proceeds, $3,697,706 was distributed to the limited partners in May 2006. The remaining proceeds were distributed in November 2006.

•

The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. During the fourth quarter 2005, we signed a lease for the entire building with Flextronics USA, Inc. that extends through August 2011.

•	The Hannover Center property was sold on April 29, 2004, and net sale proceeds of $1,079,364 were allocated to the Fund. These proceeds were distributed in May 2005.

•

The 15253 Bake Parkway building, located in Orange County in southern California, was sold on December 2, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Of the net sale proceeds, $5,487,477 was allocated to Fund VIII, and $424,857 has been used to fund the Partnership’s pro-rata share of the Gambro and CH2M Hill re-leasing costs. We distributed $3,612,619 of these proceeds to the limited partners in May 2005, and the remaining proceeds were distributed in November 2005.

•

The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The total net sale proceeds allocated to Fund VIII were $3,821,938. Of these proceeds, $169,643 was distributed to the limited partners in May 2005. The November 2005 distribution included $3,549,999 of the proceeds, and the remaining $102,296 was distributed in May 2006. The remaining outparcels were sold to Wells Management on January 31, 2007. The net sale proceeds from this transaction are being reserved to fund anticipated capital at the remaining assets in the Fund.

•

The U.S. Cellular building is located in Madison, Wisconsin. In September 2006, a lease amendment was signed that reduced the square footage to approximately 75,000 square feet as of January 1, 2007, and extended the lease through January 2013. We are actively marketing the remaining 27,000 square feet for lease.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)		Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
PER “A” UNIT	$10	$8.08		N/A	$4.94	$4.66
PER “B” UNIT	$10	$0.00	-$	2.46	$12.55	$4.79

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2006 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2007	4.00%	—	—	—	—
2006	5.00%	5.00%	4.00%	4.00%	4.50%
2005	3.00%	3.50%	Reserved	3.00%	2.38%
2004	9.50%	Reserved	9.50%	Reserved	4.75%
2003	9.50%	9.50%	9.50%	9.50%	9.50%
2002	9.50%	9.50%	9.50%	9.50%	9.50%
2001	8.75%	9.25%	9.75%	9.75%	9.38%
2000	9.14%	9.24%	9.00%	8.39%	8.94%
1999	8.60%	8.80%	9.00%	8.99%	8.85%
1998	8.37%	8.52%	8.61%	8.83%	8.58%
1997	4.17%	5.04%	7.54%	8.03%	6.20%
1996	4.25%	4.19%	4.30%	4.84%	4.40%
1995	0.00%	0.00%	0.00%	11.19%	2.80%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2006	2005			2004		2003	2002	2001
-29.63%**	-$	76.61	%**	-18.31	%**	7.00%	18.21%	17.97%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed annual financial report, please refer to

Fund VIII’s most recent 10-K filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ1FACTS07-04 (4549)	© 2007 Wells Real Estate Funds